EXHIBIT 99.1

DYNAMIC GOLD CORP.

Suite 506 - 675 West Hastings Street ∙ Vancouver ∙ British Columbia ∙ V6B 1N2

Telephone:  (604) 681-3131    Facsimile:  (604) 408-3884

NEWS RELEASE

May 7, 2007	OTC BB Trading Symbol: DYGO

DYNAMIC GOLD CORP. ANNOUNCES NEW DIRECTORS

Dynamic Gold Corp. (the “Company”) is pleased to announce that Mr. Robert Hall and Ms. Ann-Marie Cederholm have been appointed to the Board of Directors of the Company on April 26, 2007.  Mr. Hall is currently the Director of Field Operations of Alberta Star Development Corp., an IOCG and uranium exploration company listed on the TSX Venture Exchange (ASX) and on the OTCBB (ASXSF).  Mr. Hall holds a Bachelor’s degree from the University of British Columbia and was formally in a senior management capacity with the Keg Steakhouse Restaurants of Canada.  Ms. Cederholm is currently the Corporate Secretary of Alberta Star Development Corp.  Ms. Cederholm has a combined ten years of work experience in public practice and industry with a variety of companies.  Ms. Cederholm was admitted as a member of the Certified General Accountants of British Columbia in 2003 and also holds a Bachelor’s degree in Commerce from Royal Roads University and a Bachelor’s degree in Education from the University of British Columbia.  Mrs. Tamiko Coupland was also appointed as Corporate Secretary.  Tamiko Coupland is related through marriage to Tim Coupland.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Tim Coupland, President and CEO

Dynamic Gold Corp.

Tel 604.681.3131           Fax 604.408.3884

On behalf of the Board of Directors of

DYNAMIC GOLD CORP.

Tim Coupland

President & CEO

This news release contains certain statements that may be deemed “forward-looking statements”.  All statements in this release, other than statements of historical fact, that address future production, reserve potential, exploration drilling,  exploitation activities and events or developments that the Company expects to occur, are forward looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects”, “plans” “anticipates”, “believes”, “intends”, “estimates”, “projects”, “potential” and similar expressions, or that events or conditions “will”, “would”, “may”, “could” or “should” occur.  Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.  Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements.  Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions.  Investors are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements.  Forward looking statements are based on the beliefs, estimates and opinions of the Company’s management on the date the statements are made.  The Company undertakes no obligation to update these forward-looking statements in the event that management’s beliefs, estimates or opinions, or other factors, should change.  For further information investors should review the Company’s filings that are available at www.edgar.com or contact Tim Coupland, President at (604) 681-3131.